FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-165147-07

Copyright 2012 JPMorgan Chase & Co. – All rights reserved. J.P. Morgan Securities LLC (JPMS), member NYSE and SIPC. J.P. Morgan is the marketing name used by the specific legal entity or entities named in the attached materials. Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing cmbs-prospectus@jpmorgan.com.

The attached information contains certain tables and other statistical analyses (the “Computational Materials”) which have been prepared in reliance upon information furnished by the depositor. These materials are subject to change, completion or amendment from time to time. Numerous assumptions were used in preparing the Computational Materials, which may or may not be reflected herein. These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities. Any weighted average lives, yields and principal payment periods shown in the Computational Materials are based on prepayment and/or loss assumptions, and changes in such prepayment and/or loss assumptions may dramatically affect such weighted average lives, yields and principal payment periods. In addition, it is possible that prepayments or losses on the underlying assets will occur at rates higher or lower than the rates shown in the attached Computational Materials. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. The principal amount and designation of any security described in the Computational Materials are subject to change prior to issuance. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY J.P. MORGAN AND NOT BY THE DEPOSITOR OR ANY OF ITS AFFILIATES (OTHER THAN J.P. MORGAN). J.P. MORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE DEPOSITOR IN CONNECTION WITH THE PROPOSED TRANSACTION.

Balance	1,316,005,831
WA LTV of Mortgage Loans	62.9%

Class	Rating FT/MD/SP	Support	Balance	Certificate Principal to Value Ratio
A1	Aaa/AAA	30.000	61,803,000	44.0%
A2	Aaa/AAA	30.000	79,253,000	44.0%
A3	Aaa/AAA	30.000	23,000,000	44.0%
A4	Aaa/AAA	30.000	250,000,000	44.0%
A5	Aaa/AAA	30.000	389,304,000	44.0%
ASB	Aaa/AAA	30.000	117,844,000	44.0%
AS	Aaa/AAA	21.875	106,926,000	49.1%
B	Aa3/AA-	14.875	92,120,000	53.5%
C	A3/A-	11.250	47,705,000	55.8%
D	Baa3/BBB-	7.250	52,640,000	58.3%
E	Ba2/BB	5.375	24,676,000	59.5%
F	B2/B	3.500	24,675,000	60.7%
NR	NR/NR	0.000	46,059,830	62.9%
XA	Aaa/AAA		1,028,130,000
XB	A3/A-		139,825,000
XC	NR/NR		95,410,830
AN	NR/NR		16,984,009
PF	NR/NR		1,998,199

The “Certificate Principal to Value Ratio” for any Class (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates) is calculated as the product of (a) the weighted average Cut-off Date LTV Ratio for the mortgage loans, multiplied by (b) a fraction, the numerator of which is the total initial Certificate Balance of such Class of Certificates and all Classes of Principal Balance Certificates senior to such Class of Certificates and the denominator of which is the total initial Certificate Balance of all of the Principal Balance Certificates. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificate Principal to Value Ratios are calculated in the aggregate for those Classes as if they were a single Class. Investors should note, however, that excess from any mortgage loan will not be available to offset losses on any other mortgage loan.

Balance	1,316,005,831
WA LTV of Mortgage Loans	62.9%

Class	Rating FT/MD/SP	Support	Balance	Certificate Principal to Value Ratio
A1	Aaa/AAA	30.000	61,803,000	=$C$5*SUM($E$8:$E$13)/$C$4
A2	Aaa/AAA	30.000	79,253,000	=$C$5*SUM($E$8:$E$13)/$C$4
A3	Aaa/AAA	30.000	23,000,000	=$C$5*SUM($E$8:$E$13)/$C$4
A4	Aaa/AAA	30.000	250,000,000	=$C$5*SUM($E$8:$E$13)/$C$4
A5	Aaa/AAA	30.000	389,304,000	=$C$5*SUM($E$8:$E$13)/$C$4
ASB	Aaa/AAA	30.000	117,844,000	=$C$5*SUM($E$8:$E$13)/$C$4
AS	Aaa/AAA	21.875	106,926,000	=$C$5*SUM($E$8:E14)/$C$4
B	Aa3/AA-	14.875	92,120,000	=$C$5*SUM($E$8:E15)/$C$4
C	A3/A-	11.250	47,705,000	=$C$5*SUM($E$8:E16)/$C$4
D	Baa3/BBB-	7.250	52,640,000	=$C$5*SUM($E$8:E17)/$C$4
E	Ba2/BB	5.375	24,676,000	=$C$5*SUM($E$8:E18)/$C$4
F	B2/B	3.500	24,675,000	=$C$5*SUM($E$8:E19)/$C$4
NR	NR/NR	0.000	46,059,830	=$C$5*SUM($E$8:E20)/$C$4
XA	Aaa/AAA		1,028,130,000
XB	A3/A-		139,825,000
XC	NR/NR		95,410,830
AN	NR/NR		16,984,009
PF	NR/NR		1,998,199

The “Certificate Principal to Value Ratio” for any Class (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates) is calculated as the product of (a) the weighted average Cut-off Date LTV Ratio for the mortgage loans, multiplied by (b) a fraction, the numerator of which is the total initial Certificate Balance of such Class of Certificates and all Classes of Principal Balance Certificates senior to such Class of Certificates and the denominator of which is the total initial Certificate Balance of all of the Principal Balance Certificates. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificate Principal to Value Ratios are calculated in the aggregate for those Classes as if they were a single Class. Investors should note, however, that excess from any mortgage loan will not be available to offset losses on any other mortgage loan.